EXHIBIT 4(p)

                          PRUCO LIFE INSURANCE COMPANY
                        2999 NORTH 44TH STREET, SUITE 250
                             PHOENIX, ARIZONA 85014

                           403(b) ANNUITY ENDORSEMENT

This Endorsement is made a part of your Annuity.

Your Annuity is amended at your request so that it may qualify as a Tax Deferred Annuity ("TDA") pursuant to Section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code"). If the terms of this Endorsement conflict with the Annuity (including any schedules, endorsements, riders or amendments that are made a part of your Annuity), the provisions of this Endorsement shall control. This Endorsement contains numerous references to various Code sections, Treasury Regulations and Internal Revenue Service ("IRS") rulings and notices. Such references are subject to change and this Endorsement will follow the most current guidelines. Capitalized terms are as defined in the Annuity or this Endorsement. Any reference to specific limits, definitions, or tables under the Code or Treasury Regulations shall include any applicable successor or replacement limit, definition, or table. We may amend your Annuity or this Endorsement to comply with applicable tax requirements. Your consent to any such changes will be sought only if required by the state in which the Annuity was issued. Should you not consent to such changes, we will not continue your Annuity as qualifying under Section 403(b). This Endorsement supersedes any previous 403(b) Endorsement that may have been provided with your Annuity. Your Annuity and this Endorsement do not constitute a prototype, master plan or other document approved as to form or otherwise by the IRS.

Exclusive Benefit - The Annuity is established for the exclusive benefit of you and any Beneficiary.

Designated Beneficiary - Designated Beneficiary shall have the meaning provided under the Code and any applicable regulations.

Owner/Participant - The term "Owner" may be referred to as "Participant" in your Annuity.

Prohibition of Loans - Loans are not available. Any loan provision of your Annuity of which this Endorsement is made a part is hereby deleted.

Limit of Liability - We will not incur any liability or be responsible for: (a) the timing, purpose or propriety of any contribution or distribution; (b) any tax or penalty imposed on account of any such contribution or distribution; or
(c) any other failure, in whole or in part, by you or your employer to comply with the provisions set forth in the Code, ERISA, if applicable, or any other law.

Code and Other Restrictions:

1. Restrictions on Designations -- The Annuitant may not be changed. You are the Annuitant. You may not name a Contingent Annuitant. Generally, you may at any time name or change a Beneficiary who will receive payments, if any are due, after your death (unless an irrevocable Beneficiary has previously been named or is required to be named by law).

2. Nontransferability -- This Annuity may not be sold, transferred, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Pruco Life Insurance Company. This Annuity is not transferable. The requirements of this section shall not be deemed to preclude a transfer under a "qualified domestic relations order" within the meaning of Code section 414(p).

3.   Nonforfeitability -- Your interest in the Annuity may not be forfeited.

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4.   Limits on Contributions -- Contributions to this Annuity are subject to the following Contribution Limits:

     (a) Limits on Salary Reduction Contributions -- The contributions to this Annuity and any other 403(b) annuity or account by you which are made under a salary reduction agreement within the meaning of Code section 402(g)(3)(C), plus other elective deferrals to a 401(k) plan, a Code section 408(k) simplified employee pension ("SEP"), a Code section 408(p) simple retirement account ("SIMPLE"), or a Code section 501(c)(18) plan (to the extent excluded from income) may not exceed the applicable annual limit under Code section 402(g). In addition, in the case of contributions made pursuant to a salary reduction agreement, such agreement may be made only with respect to compensation which is not currently available.

     (b) Limits on Annual Additions -- Pre-tax contributions (elective deferrals) to this Annuity and such other 403(b) annuities or accounts or 401(a) plans, if any, as may be required to be aggregated with this Annuity for purposes of Code section 415, may not exceed the limit on annual additions under Code section 415. For purposes of this limit "compensation" shall be determined in accordance with Code section 403(b) rather than under Code section 415.

     (c) Limits on Catch-up Contributions -- If you will be age 50 or older by the end of the year, you may also be able to make additional "catch-up" contributions under Code section 414(v). You are eligible to make catch-up contributions if you have reached age 50 by the end of the year and the maximum amount of elective deferrals that can be made to your 403(b) Annuity have been made for the year. The total amount of catch-up contributions on your behalf to all plans maintained by your employer cannot be more than the annual limit under Code section 414(v) for the applicable year.

     (d) Your employer is solely responsible for applicable employment taxes, withholding and reporting with respect to any contributions, including contributions in excess of the Contribution Limits. You are responsible for maintaining records of any after-tax contributions made to the Annuity as a result of exceeding the Contribution Limits and for the correction and reporting of any excess annual additions that may be permissible under Treasury Regulation ss. 1.415-6(b)(6). If you or your employer notify us that any Purchase Payment has exceeded the limits of Code section 402(g) or any other applicable Code section, we may distribute amounts equal to such excess, together with income allocable thereto and net of allocable loss thereon, to you not later than the following April 15th.

5. Distributions -- Except to the extent otherwise permitted by Treasury Regulation or IRS rulings and notices, or other applicable law, Purchase Payments attributable to contributions made pursuant to a salary reduction agreement on or after January 1, 1989 cannot be distributed prior to your reaching age 59 1/2 unless such distribution is a result of your:

          (i) financial hardship (contributions only and no income attributable to such contributions may be distributed);
          (ii)  severance from employment;
          (iii) death; or
          (iv)  disability (within the meaning of the Code section 72(m)(7)).

     Should a distribution be requested, we reserve the right to require a representation as to any of the listed events in Good Order. In the case of an Annuity which is not part of an employee benefit plan subject to the requirements of Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Annuitant's employer shall not be required to provide evidence with respect to such distribution other than to certify to us facts within the employer's knowledge as an employer, or to transmit to us another party's certification as to other facts. Distributions for your financial hardship or separation from service may be subject to an additional penalty tax as a premature distribution.
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6.   Transfers -- If the Annuity to which this Endorsement is attached was purchased as part of a transfer from a custodial account that qualified under Section 403(b)(7) of the Code or from an annuity which qualified under Section 403(b)(1) under the Code, this Annuity shall be subject to the same or, in the event of more than one transfer, more stringent distribution requirements as those applicable to them before the transfer, irrespective of any other provision of this Endorsement. Any transfer of amounts to or from this Annuity directly to or from another 403(b) shall comply with the requirements of IRS Revenue Ruling 90-24.

     Effective January 1, 2002, all or a portion of the value of your Annuity may be transferred directly to the trustee of a defined benefit governmental plan (as defined in Code Section 414(d)) if the transfer is:
     (A) for the purchase of permissive service credit (as defined in Code
     Section 415(n)(3)(A)) under such plan, or (B) a repayment to which Code
     Section 415 does not apply by reason of subsection (k)(3) thereof.

7. Direct Rollover -- If you (or another distributee entitled to receive any eligible rollover distribution from this Annuity) elect to have the distribution paid directly to an eligible retirement plan specified by you (or by such other distributee), then the distribution will be paid to that eligible retirement plan in a direct rollover. An election to have a distribution under this Annuity paid in the form of a direct rollover must be in such form and made at such time as we may prescribe. An "eligible rollover distribution" means any distribution of all or any portion of the balance to your credit in this Annuity, except that such term does not include:

     (a) Any distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made:

            i. for your life or your life expectancy;
           ii. based on the joint lives or life expectancies of you and your Designated Beneficiary; or
          iii. for a specified period of ten years or more;

     (b) Minimum distributions required under Code section 401(a)(9), as amended;

     (c) A distribution upon hardship of the employee; or

     (d) Corrective distributions of excess contributions or excess deferrals, and any income allocable to the excess, or excess annual additions and any allocable gains.

     You also may roll over, tax free, all or any part of a distribution from an eligible retirement plan to this Annuity.

     An eligible retirement plan is an individual retirement arrangement described in section 408(a) or (b) of the Code, another 403(b) annuity or account that accepts the distributee's eligible rollover distribution, a qualified retirement plan under Code section 401(a), a qualified annuity under Code section 403(a) or a governmental Code section 457(b) plan that agrees to separately account for amounts rolled over from other types of arrangements.

     In addition to you, a distributee under this Annuity entitled to receive an eligible rollover distribution includes your surviving Spouse, and your Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, with regard to the interest of such Spouse or former Spouse.

     An eligible rollover distribution does not include a direct
     Annuity-to-Annuity transfer pursuant to IRS Revenue Ruling 90-24.

8. Required Distributions -- You are required to start taking at least minimum distributions ("Required Minimum Distributions") by April 1 of the year following the later of the calendar year you: (1) reach

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     age 70 1/2; or (2) retire (the "Required Beginning Date"). The entire value of the Annuity, as explained below, including any increases as required by Q&A 14 of section 1.401(a)(9)-6 of the Income Tax Regulations and the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and 8 of section 1.408-8 of the Income Tax Regulations, must be distributed or begin to be distributed no later than the Required Beginning Date. All Required Minimum Distributions will be subject to the minimum distribution incidental benefit rule under Sections 401(a)(9)(G) and 403(b)(10) of the Code, as amended, and applicable Income Tax Regulations. The contingent deferred sales charge will not apply to a withdrawal if your Annuity is tax qualified and you must satisfy a Required Minimum Distribution requirement.

     Prior to the Required Beginning Date, you may elect to have the balance in the Annuity distributed in the form of annuity payments under one of the following methods or any other method we may make available at such time that meets the requirements of the Code and the underlying regulations:

          (a)  a lump sum payment;
          (b)  payments over your life;
          (c)  payments over your life and the life of the Designated
               Beneficiary;
          (d) payments over a specified period that may not be longer than your life expectancy;
          (e) payments over a specified period that may not be longer than the joint life and last survivor expectancy of your and the Designated Beneficiary.

     After the Annuity Date, distributions must be in the form of periodic payments and must be either nonincreasing or may increase only as provided in Q&A 14 of section 1.401(a)(9)-6 of the Temporary Income Tax Regulations or any successor regulations.

     If by the Required Beginning Date, you have not elected annuity payments under one of the available methods you must begin taking Required Minimum Distributions from this Annuity or another Code section 403(b) account or annuity equal to the quotient obtained by dividing the portion of your Annuity value comprised of Purchase Payments and earnings after December 31, 1986 ("Post-1986 Amounts") under this Annuity as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of section 1.401(a)(9)-9 of the Income Tax Regulations, using your age as of your birthday in the applicable year. If the sole Designated Beneficiary of the Annuity is your surviving Spouse and such Spouse is more than 10 years younger than you, you may elect to have the distribution period determined under the Joint and Last Survivor Table in Q&A-3 of section 1.401(a)(9)-9, using the ages as of your and your Spouse's birthdays in the applicable year. The portion of your Annuity comprised of Purchase Payments and earnings prior to January 1, 1987, is subject to mandatory distribution rules in accordance with applicable IRS guidance when you attain age 75. We reserve the right to assess a contingent deferred sales charge against amounts in excess of the Required Minimum Distribution amount calculated for this Annuity as described above. Required Minimum Distributions must be made in intervals of no longer than one year.

     The Required Minimum Distribution rules supersede the Annuity Date and annuity options provisions of the Annuity to the extent indicated. The portion of your Annuity value comprised of Post-1986 Amounts must be distributed or commence to be distributed no later than the Required Beginning Date. To the extent permitted under IRS Notice 88-38, Treasury Regulations section 1.403(b)-3 and any successor rules or regulations of the IRS, you may satisfy the Required Minimum Distribution rules under the applicable sections of the Code by receiving a distribution from one 403(b) account or annuity that is equal to the amount required to satisfy the Required Minimum Distribution rules for two or more 403(b) accounts or annuities. The Required Minimum Distribution amounts applicable to your particular situation may depend on other annuities, savings or investments of which we are unaware, so that the required amount may be greater than the Required Minimum Distribution amount we calculate based on the value of your Annuity. Determination of the amount and time of distributions in order to satisfy such requirements is solely your responsibility. We calculate Required Minimum Distributions only with respect to this Annuity.

9.   Distributions Upon or After the Death of the Owner

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     1.   Death On or After the Required Beginning Date - If your death occurs on or after the Required Beginning Date (and section 2 below does not apply), the remaining portion of your interest will be distributed at least as rapidly as follows:

          (a) If a Designated Beneficiary is someone other than your surviving Spouse, the remaining interest will be distributed over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the Beneficiary's age as of his or her birthday in the calendar year following the calendar year of your death, or over a period described in paragraph 9(a)(iii) below if longer.

          (b) If the sole Designated Beneficiary is your surviving Spouse, the remaining interest will be distributed over such Spouse's life expectancy or over the period described in paragraph 9(a)(iii) below if longer. Any interest remaining after such Spouse's death will be distributed over such Spouse's remaining life expectancy determined using the Spouse's age as of his or her birthday in the calendar year of the Spouse's death, or, if the distributions are being made over the period described in paragraph 9(a)(iii) below, over such period.

          (c) If there is no Designated Beneficiary, or if applicable by operation of paragraph 9(a)(i) or 9(a)(ii) above, the remaining interest will be distributed over your remaining life expectancy determined using your age as of your birthday in the calendar year of your death.

          (d) The amount to be distributed each year under paragraph 9(a)(i), 9(a)(ii) or 9(a)(iii) beginning with the calendar year following the calendar year of your death, is the quotient obtained by dividing the value of the IRA as of the end of the preceding year by the remaining life expectancy specified in such paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations.

          (e) If the distributions are being made to a surviving Spouse as the sole Designated Beneficiary, such Spouse's remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such Spouse's age in the applicable year. In all other cases, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the Beneficiary's or individual's age in the calendar year specified in paragraph 9(a)(i), 9(a)(ii) or 9(a)(iii) and reduced by 1 for each subsequent year. In most cases, distributions under any option chosen can be taken more rapidly than is required under the Code.

     2. Death After Annuity Payments Commence - If distributions irrevocably commenced (except for acceleration) to you over a period permitted and in an annuity form acceptable under Q&A-2 of section 1.401(a)(9)-6 of the Income Tax Regulations, benefits will continue to be paid at least as rapidly as under the distribution method then in effect.

     3. Death Before the Required Beginning Date - If your death occurs before the Required Beginning Date and distributions have not irrevocably commenced (except for acceleration) to you over a period permitted and in an annuity form acceptable under Q&A-2 of section 1.401(a)(9)-6 of the Income Tax Regulations, your entire interest in the Annuity will become payable upon receipt of due proof of death under one of the alternative methods described below or made available by us at such time:

               i. If the Designated Beneficiary is someone other than your surviving Spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the calendar year following the calendar year of your death, or, if elected, in accordance with paragraph 9(c)(iii) below.

               ii. If the sole Designated Beneficiary is your surviving Spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your

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                    death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such Spouse's life , or, if elected, in accordance with paragraph 9(c)(iii) below. If the surviving Spouse dies before distributions are required to begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the Spouse's death, over the Spouse's Designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the calendar year following the death of the Spouse, or, if elected, will be distributed in accordance with paragraph 10(c)(iii) below. If the surviving Spouse dies after distributions are required to begin, any remaining interest will be distributed over the Spouse's remaining life expectancy determined using the Spouse's age as of his or her birthday in the year of the Spouse's death.

               iii. If there is no Designated Beneficiary, or if applicable by operation of paragraph 9(c)(i) or 9(c)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of the Spouse's death in the case of the surviving Spouse's death before distributions are required to begin under paragraph 9(c)(ii) above).

               iv. The amount to be distributed each year under paragraph 10(c)(i) or 10(c)(ii) is the quotient obtained by dividing the value of the IRA as of the end of the preceding year by the remaining life expectancy specified in such paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving Spouse as the sole Designated Beneficiary, such Spouse's remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such Spouse's age in the applicable calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the calendar year specified in paragraph 9(c)(i) or 9(c)(ii) and reduced by 1 for each subsequent year.

               v. A lump sum distribution. This option must be exercised by the end of the calendar year containing the fifth anniversary of your death.

     You may elect the method. If no choice is made, the Designated Beneficiary may make the election. Except as noted below, if no election is made on or before December 31 of the calendar year immediately following the calendar year of your death, the amount to be distributed will be payable immediately thereafter pursuant to paragraph 9(c)(iii).

10. Coverage and Nondiscrimination Rules -- To the extent that amounts paid to this Annuity are subject to the coverage and nondiscrimination requirements of Code section 403(b)(12), your employer is solely responsible for compliance with such requirements.

11. ERISA -- If this Annuity is part of an employee benefit plan which is subject to Title 1 of ERISA, or if this Annuity contains amounts transferred from a plan which was subject to Title 1 of ERISA, your employer shall take all such actions as are necessary to assure that the Annuity is administered in compliance therewith, including but not limited to compliance with the reporting and disclosure requirements of ERISA, and that any distributions from this Annuity or from such transferred amounts, as applicable, and any Beneficiary designations, shall be subject to the joint and survivor annuity requirements and preretirement survivor annuity requirements of ERISA section 205. We are under no obligation to determine whether Title 1 of ERISA is applicable to the Annuity. Any determination in that regard shall be the sole responsibility of your employer, and we shall be entitled to rely on that determination by your employer. We are entitled to regard the Annuity as not subject to Title 1 of ERISA unless we receive notification in Good Order stating otherwise by your employer.

12.  Annuity Table -- This Endorsement amends your Annuity as follows:

     (a)  All references to sex differentiation are eliminated.

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     (b)  The following Option 2 Annuity Table replaces the corresponding
          Annuity Table currently appearing in your Annuity. The Annuity Payment Table below is used to compute the minimum monthly amount of a life annuity payment with 10 payments certain per $1,000 applied. We used Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), and an interest rate of [3]% per year in preparing the Annuity Payment Table.

          Option 2 - Life Income Annuity with 120 Months Certain Period

   ------------------------------------------------------------------------
                     Table 3 - Fixed Life Income Annuity
                       with 120 Months Certain Period
   ------------------------------------------------------------------------
     Adjusted    Monthly     Adjusted    Monthly    Adjusted    Monthly
       Age         Rate        Age        Rate        Age         Rate
   ------------------------------------------------------------------------
       [41         3.28         61        4.39         81         7.40
   ------------------------------------------------------------------------
        42         3.32         62        4.48         82         7.60
   ------------------------------------------------------------------------
        43         3.35         63        4.58         83         7.79
   ------------------------------------------------------------------------
        44         3.39         64        4.68         84         7.98
   ------------------------------------------------------------------------
        45         3.43         65        4.79         85         8.16
   ------------------------------------------------------------------------
        46         3.47         66        4.90         86         8.33
   ------------------------------------------------------------------------
        47         3.51         67        5.02         87         8.49
   ------------------------------------------------------------------------
        48         3.55         68        5.15         88         8.64
   ------------------------------------------------------------------------
        49         3.60         69        5.28         89         8.78
   ------------------------------------------------------------------------
        50         3.65         70        5.42         90         8.90
   ------------------------------------------------------------------------
        51         3.70         71        5.57         91         9.01
   ------------------------------------------------------------------------
        52         3.76         72        5.72         92         9.11
   ------------------------------------------------------------------------
        53         3.81         73        5.89         93         9.20
   ------------------------------------------------------------------------
        54         3.87         74        6.06         94         9.27
   ------------------------------------------------------------------------
        55         3.93         75        6.23         95         9.34]
   ------------------------------------------------------------------------
        56         4.00         76        6.42
   ------------------------------------------------------------------------
        57         4.07         77        6.61
   ------------------------------------------------------------------------
        58         4.14         78        6.80
   ------------------------------------------------------------------------
        59         4.22         79        7.00
   ------------------------------------------------------------------------
        60         4.30         80        7.20
   ------------------------------------------------------------------------


                          PRUCO LIFE INSURANCE COMPANY

                               [GRAPHIC OMITTED]
                      [----------------------------------]
                                   Secretary

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